Exhibit 99.1

Contacts:

Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Year-End 2009 Financial Results
— Full-Year Revenue Increased 35 Percent Compared with 2008 —
— Company Cash Flow Positive for the Year; Expects Full Year Net Income in 2010 —
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif., February 3, 2010 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results for the year ended December 31, 2009, which included 35 percent revenue growth compared with 2008, and the company becoming cash flow positive.
Total revenue for the fourth quarter of 2009 increased to $39.6 million, compared with $31.2 million in the fourth quarter of 2008. Product revenue from the Oncotype DX® breast cancer test was $39.1 million in the fourth quarter of 2009, an increase of 26 percent, compared with $30.9 million in the fourth quarter of 2008. As previously reported, total revenue was affected by a delay in the receipt of approximately $2.5 million in payments which are to be recognized as revenue upon receipt. The net loss in the fourth quarter of 2009 decreased to $0.3 million, from $2.3 million in the fourth quarter of 2008. Basic and diluted net loss per share applicable to common stockholders was $0.01 in the fourth quarter of 2009, compared with a basic and diluted net loss per share of $0.08 in the fourth quarter of 2008.
Total revenue for the year ended December 31, 2009 increased to $149.5 million, compared with $110.6 million in 2008. Product revenue was $146.6 million for the year ended December 31, 2009, compared with $108.7 million in 2008, an increase of 35 percent. Contract revenue comprised the balance of total revenue for each of these periods. The net loss for the year ended December 31, 2009 decreased 42 percent to $9.4 million from $16.1 million in 2008. Basic and diluted net loss per share applicable to common stockholders was $0.33 for the year ended December 31, 2009, compared with a $0.57 basic and diluted net loss per share in 2008.
Cash and cash equivalents and short-term investments at December 31, 2009 were $57.4 million, compared with $58.9 million at September 30, 2009 and $56.7 million at December 31, 2008.
“In 2009, we achieved our goal of becoming a self-sustaining business as our breast cancer franchise continued to grow and cash from operations turned positive, proving that our business model focused on innovative and proprietary R&D, clinically driven value-based pricing and patient-centric service successfully delivers results,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “In 2010, we plan to build on this success by expanding worldwide use of our Oncotype DX breast cancer test, driving adoption of our second product, the Oncotype DX colon cancer test, and focusing our R&D investment on pipeline expansion.”
Additional Fourth Quarter and Year-End 2009 Financial Results
Approximately 55 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered during the fourth quarter of 2009, reflecting established payment patterns from payors with agreements to pay or contracts in place.
Total operating expenses for the fourth quarter 2009 were $39.9 million including cost of product revenues of $8.5 million, compared with total operating expenses of $33.9 million, including cost of product revenues of $7.3 million, in the fourth quarter of 2008. Included in operating expenses were non-cash charges of $4.3 million, including $2.6 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses in the fourth quarter 2009, compared with non-cash charges of $3.8 million for the same period in 2008.
Total operating expenses for the year ended December 31, 2009 were $158.9 million including cost of product revenues of $32.6 million, compared with total operating expenses of $128.1 million, including cost of product revenues of $27.2 million for the comparable period in 2008. Included in operating expenses were non-cash charges of $16.8 million, including stock-based compensation expense of $10.2 million and $6.6 million of depreciation and amortization expenses in the year ended December 31, 2009, compared with non-cash charges of $14.2 million for the same period in 2008.
2010 Outlook and Financial Guidance
“In 2010, we became a multi-product company with the launch of our colon cancer test; however, until 2011, we expect continued growth in top-line revenue to be driven almost exclusively by increasing adoption of our breast cancer test,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health. “This year, we intend to continue to leverage our strong financial position with investments in the commercialization of our colon cancer test, global expansion of both franchises and in our ongoing development programs.”
The company is providing the following financial guidance for the full-year ending December 31, 2010:
•	Revenue of $180 million to $190 million

•	Full year net income of up to $2 million

•	Test results delivered of 58,000 to 61,000 (includes both Oncotype DX breast and colon cancer tests)
Commercial Progress
•	More than 49,030 Oncotype DX test results delivered for the full year of 2009, an increase of 24 percent, compared with more than 39,640 test results delivered in 2008. In the fourth quarter of 2009, more than 13,340 test results were delivered, an increase of 26 percent, compared with more than 10,580 test results delivered in the same period in 2008.

•	More than 135,000 Oncotype DX test results had been delivered as of December 31, 2009.

•	Established contracts for node-negative, estrogen-receptor positive breast cancer patients with Blue Cross Blue Shield of Illinois, Blue Cross Blue Shield of Massachusetts, Blue Cross Blue Shield of South Carolina, Blue Cross Blue Shield of Tennessee, and HMSA Blue Cross Blue Shield of Hawaii, providing in-network benefit coverage for approximately 14.3 million lives.

•	The Journal of Clinical Oncology published a prospective, multi-center study showing that the Oncotype DX breast cancer test significantly influenced breast cancer treatment decisions while increasing physician confidence and patient satisfaction. The study found that knowledge of a patient’s Recurrence Score® result changed oncologists’ treatment recommendations in 31.5 percent of cases and changed 27 percent of breast cancer patients’ treatment decisions. This is the sixth study to be presented or published, establishing that, on average, breast cancer treatment recommendations change 30 percent of the time when the Oncotype DX Recurrence Score is available.
•	A separate study, also published in the Journal of Clinical Oncology, demonstrated that the Oncotype DX Recurrence Score, which quantifies the risk of distant recurrence for a large portion of early-stage breast cancer patients, also significantly predicts local or regional recurrence, which is when breast cancer returns to the same or nearby organ or tissue. This is the first study to show such an association based on a sizeable population of tamoxifen and chemotherapy-treated patients from randomized clinical trials.

•	In December 2009, Genomic Health and collaborators presented five studies at the CTRC-AACR San Antonio Breast Cancer Symposium reinforcing clinical utility of Oncotype DX in multiple breast cancer populations.

•	Established distribution agreements in Spain and Portugal.

•	Initiated breast cancer treatment decision study of Oncotype DX with clinical researchers in the United Kingdom.

•	Secured reimbursement from a leading public insurer in Greece covering Oncotype DX for breast cancer in more than 20 percent of the population.
Oncotype DX® Colon Cancer Test Progress
•	Launched the Oncotype DX colon cancer test worldwide and began accepting colon cancer tumor samples in January 2010. The 12-gene advanced diagnostic test is clinically validated to predict individual recurrence risk in stage II colon cancer patients following surgery.

•	Presented results supporting the use of the Oncotype DX colon cancer test at the American Society of Clinical Oncology’s Gastrointestinal Cancers Symposium. Highlights included:
•	Results from a study demonstrating that the Oncotype DX Recurrence Score result and the number of lymph nodes examined are independent predictors of recurrence in stage II colon cancer, both of which should be considered when assessing individual recurrence risk in this patient population.

•	Results from an analysis of various biological similarities and differences between stage II and stage III colon cancer suggesting the Oncotype DX Recurrence Score result is stage independent, and that it may also predict recurrence risk in stage III colon cancer pending further study.
Product Pipeline
•	Completed the company’s first renal gene identification study.

•	Initiated the company’s first prostate cancer gene identification study.

•	Identified study cohort for second stage II colon cancer recurrence study.
Conference Call Details
To access the live conference call today, February 3, at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or +1(706) 679-8297 internationally. The conference ID is 53266653. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 10, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1 (706) 645-9291 internationally. The replay passcode is 53266653.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX(R) breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health launched its Oncotype DX colon cancer test in January 2010. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s 2009 fourth quarter and annual results; the company’s expectation regarding the timing and receipt of payments which were delayed during the fourth quarter of 2009; the company’s beliefs regarding its ability to become profitable in 2010 and to operate its business on a cash flow positive basis; the company’s intent to invest in its business and the areas in which it expects to make such investments, including international expansion, its product pipeline and driving adoption of its colon cancer test; 2010 financial guidance, including expectations regarding the number of test results delivered, revenue, and net income; the company’s belief that its 2009 results prove that its business model delivers results; the company’s expectation that growth in top-line revenue will be driven almost exclusively by increasing adoption of its breast cancer test; the outcome, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the company’s belief that the colon cancer Recurrence Score result may also predict recurrence risk in stage III colon cancer; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

GENOMIC HEALTH, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$39,053	$30,905	$146,581	$108,658
Contract revenues	530	329	2,967	1,921

Total revenues	39,583	31,234	149,548	110,579

OPERATING EXPENSES:
Cost of product revenues	8,542	7,310	32,562	27,185
Research and development	8,684	7,957	35,691	28,624
Selling and marketing	15,414	11,637	61,132	46,668
General and administrative	7,246	6,982	29,564	25,617

Total operating expenses	39,886	33,886	158,949	128,094

Loss from operations	(303)	(2,652)	(9,401)	(17,515)

Other income (expense):
Interest and other income, net	79	326	670	1,751
Interest expense	(11)	(69)	(120)	(386)

Loss before income taxes	(235)	(2,395)	(8,851)	(16,150)

Income tax expense (benefit)	106	(61)	560	(61)

Net loss	$(341)	$(2,334)	$(9,411)	$(16,089)

Basic and diluted net loss per share	$(0.01)	$(0.08)	$(0.33)	$(0.57)

Shares used to compute basic and diluted net loss per share	28,636,105	28,377,615	28,563,412	28,297,705

GENOMIC HEALTH, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	As of December 31,	As of December 31,
	2009	2008
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$9,082	$11,171
Short-term investments	48,366	45,499
Accounts receivable, net	11,123	8,807
Prepaid expenses and other current assets	5,677	4,781

Total current assets	74,248	70,258

Property and equipment, net	12,865	15,562
Restricted cash	500	500
Other assets	494	369

Total assets	$88,107	$86,689

Accounts payable	$1,304	$1,898
Accrued expenses and other current liabilities	14,940	11,472
Deferred revenues	2,238	3,798
Notes payable	225	2,039
Other liabilities	891	1,307
Stockholders’ equity	68,509	66,175

Total liabilities and stockholders’ equity	$88,107	$86,689

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.
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